Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Altus Pharmaceuticals Inc. Amended and Restated 2002 Employee, Director and Consultant Stock Plan, as amended, and the Inducement Option Grant Outside of a Plan of our reports dated March 9, 2009, with respect to the consolidated financial statements of Altus Pharmaceuticals Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Altus Pharmaceuticals Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 9, 2009